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                              NEW YORK OIL ETF, LP
                           FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

      This First Amended and Restated Agreement of Limited Partnership (this "Agreement"), executed on _____________, 2005, is entered into by and among Victoria Bay Asset Management, LLC, a Delaware limited liability company, as General Partner, Wainwright Holdings, Inc., a Delaware corporation, as the Organizational Limited Partner, and the [name of initial limited partner], as a Limited Partner, together with any Persons who shall hereafter be admitted as Partners in accordance with this Agreement.

      NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound, the Partners hereby agree as follows:

                                    Article 1

                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

      1.1 "Accounting Period" shall mean the following periods: The initial Accounting period shall commence upon the commencement of operations of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the preceding Accounting Period. Each Accounting Period hereunder shall close on earliest of (i) the last Business Day of a month, (ii) the effective date of dissolution of the Partnership, and (iii) such other day or days in addition thereto or in substitution therefore as may from time to time be determined by the General Partner in its discretion either in any particular case or generally.

      1.2 "Act" shall mean the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time.

      1.3 "Additional Limited Partner" shall mean a Person admitted to the Partnership as a Limited Partner pursuant to Section 11.4 and who is shown as such on the books and records of the Partnership.

      1.4 "Affiliate" shall mean, when used with reference to a specified Person, (i) any Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (ii) any Person that is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity.

      1.5 "Assignee" shall mean Record Holder that has not been admitted to the Partnership as a Substituted Limited Partner.

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      1.6 "Agreement" shall mean this Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

      1.7 "Business Day" shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States shall not be regarded as a Business Day.

      1.8 "Beneficial Owner" shall mean the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

      1.9 "Capital Account" shall mean, an account established on the books and records of the Partnership for each Partner as set forth in Section 4.1.

      1.10 "Capital Contribution" shall mean the total amount of money or agreed upon value of property contributed to the Partnership by all the Partners or any class of Partners or any one Partner, as the case may be (or the predecessor holders of the Interests of such Partner or Partners).

      1.11 "Capital Transaction" shall mean a sale of all or substantially all of the assets of the Partnership not in the ordinary course of business.

      1.12 "Certificate" shall mean a certificate, substantially in the form of Exhibit C to this Agreement or in such other forms as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more Units.

      1.13 "Close of Business" shall mean 5:00 PM (New York City time).

      1.14 "Creation Basket" shall mean 100,000 Units or such other number of Units as may be determined by the General Partner from time to time.

      1.15 "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.16 "Departing Partner" shall mean a former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner.

      1.17 "Distributable Cash" shall mean with respect to any period all cash revenues of the Partnership (not including (i) Capital Contributions, (ii) funds received by the Partnership in respect of indebtedness incurred by the Partnership, (iii) interest or other income earned on temporary investment of Partnership funds pending utilization, and (iv) proceeds from any Capital Transaction), less the sum of the following: (x) all amounts expended by the Partnership pursuant to this Agreement in such period and (y) such working capital or reserves or other amounts as the General Partner reasonably deems to be necessary or appropriate for the proper operation of the Partnership's business or its winding up and liquidation. The General Partner in its sole discretion may from time to time declare other funds of the Partnership to be Distributable Cash.

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      1.18 "General Partner" shall mean Victoria Bay Asset Management, LLC, a
Delaware limited liability company, or any Person who, at the time of reference thereto, serves as a general partner of the Partnership.

      1.19 "Limited Partner" shall mean the Organizational Limited Partner prior to its withdrawal from the Partnership and any other Person who is a limited partner (whether the Initial Limited Partner, a Limited Partner admitted pursuant to Section 11 or an assignee of an Interest who is admitted as a Limited Partner) at the time of reference thereto, in such Person's capacity as a limited partner of the Partnership.

      1.20 "Management Fee" shall mean the management fee paid to the General Partner pursuant to Section 3.1.2.

      1.21 "Net Asset Value" shall mean the excess of the current market value of the Partnership's total assets over its liabilities as reasonably determined by the General Partner or its designee.

      1.22 "Opinion of Counsel" shall mean a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

      1.23 "Organizational Limited Partner" shall mean Wainwright Holdings, Inc., a Delaware corporation, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

      1.24 "Outstanding" shall mean, with respect to the Units or other partnership securities, as the case may be, all Units or other partnership securities of that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination.

      1.25 "Partner" shall mean the General Partner or any Limited Partner. "Partners" shall mean the General Partner and all Limited Partners (unless otherwise indicated).

      1.26 "Partnership" shall mean the limited partnership hereby formed, as such limited partnership may from time to time be constituted.

      1.27 "Person" shall mean any natural person, partnership, limited partnership, trust, estate, corporation, association, custodian, nominee or any other individual or entity in its own or any representative capacity.

      1.28 "Profit or Loss" with respect to any Accounting Period shall mean the excess (if any) of:

            (a) the Net Asset Value as of the Valuation Time on the Valuation Date, over

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            (b)   the Net Asset Value as of the Valuation Time on the Valuation
                  Date immediately preceding the commencement of such Accounting Period,

            adjusted as deemed appropriate by the General Partner to reflect any Capital Contributions, redemptions, withdrawals, distributions, or other events occurring or accounted for during such Accounting Period (including any Profits or Losses allocated to a Redeeming Partner pursuant to Section 4.3.2 with respect to such Accounting Period).

If the amount determined pursuant to the preceding sentence is a positive number, such amount shall be the "Profit" for the Accounting Period and if such amount is a negative number, such amount shall be the "Loss" for the Accounting Period.

      1.29 "Prospectus" shall mean the New York Oil ETF, LP Prospectus, dated _______, 2005, as the same may have been amended or supplemented, used in connection with the offer and sale of Interests.

      1.30 "Record Date" shall mean the date established by the General Partner for determining (a) the identity of Limited Partners (or Assignees if applicable) entitled to notice of, or to vote at any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

      1.31 "Record Holder" shall mean the Person in whose name such Unit is registered on the books of the Transfer Agent as of the open of business on a particular Business Day.

      1.32 "Redeemable Units" shall mean any Units for which a redemption notice has been given, and has not been withdrawn.

      1.33 "Redemption Basket" shall mean 100,000 Units or such other number of Units as may be determined by the General Partner from time to time

      1.34 "Revolving Credit Facility" shall mean a revolving credit facility which the Partnership may enter into on behalf of the Partnership with one or more commercial banks or other lenders for liquidity or other purposes for the benefit of the Partnership.

      1.35 "Substituted Limited Partner" shall mean a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

      1.36 "Tax Certificate" shall mean an Internal Revenue Service Form W-9 (or the substantial equivalent thereof) in the case of Limited Partner that is a U.S. person or a

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an Internal Revenue Service Form W-8BEN or other applicable form in the case of a Limited Partner that is not a U.S. person.

      1.37 "Tax Matters Partner" shall mean the General Partner as set forth in
Section 5.6.

      1.38 "Transfer Agent" shall mean [NAME OF TRANSFER AGENT TO BE INSERTED BEFORE EFFECTIVENESS] or such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units or any applicable Partnership Securities.

      1.39 "Transfer Application" shall mean an application and agreement for transfer of Units in the form set forth on the back of a Unit Certificate or in a form substantially to the same effect in a separate instrument.

      1.40 "Unit" shall mean an interest of a Limited Partner or an assignee of the Partnership representing such fractional part of the interests of all Limited Partners and assignees as shall be determined by the General Partner pursuant to this Agreement.

      1.41 "Valuation Date" shall mean the last Business Day of any Accounting Period.

      1.42 "Valuation Time" shall mean (i) Close of Business on a Valuation Date or (ii) such other time or day as the General Partner in its discretion may determine from time to time either in any particular case or generally.

                                    Article 2

                               GENERAL PROVISIONS

      2.1 The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the Act and hereby amend and restate the original Agreement of Limited Partnership of the Partnership in its entirety. This amendment and restatement shall become effective on the date of this Agreement. The rights and liabilities of the Partners shall be as provided in the Act, except as herein otherwise expressly provided. The Partnership shall continue without interruption as a limited partnership pursuant to the provisions of the Act.

      2.2 The name of the Partnership shall be New York Oil ETF, LP; however the business of the Partnership may be conducted, upon compliance with all applicable laws, under any other name designated in writing by the General Partner to the Limited Partners.

      2.3 The Partnership's principal place of business shall be located at 1320 Harbor Bay Parkway, Suite 145, Alameda, CA 94502, or such other place as the General Partner may designate from time to time. The Registered Agent for the Partnership is Corporation Service Company and the registered office is located at 2711 Centerville

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Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The
Partnership may maintain such other offices at such other places, as the General Partner deem advisable.

      2.4 The investment objective of the Partnership is for the net asset value of the Units issued by the Partnership to reflect the performance of the price of light, sweet crude oil, less the Partnership's expenses. To meet this objective, the Partnership will invest in futures contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange, futures contracts for crude oil and other oil interests traded on other U.S. and foreign exchanges, and other oil interests such as options on oil futures contracts, forward contracts for oil and other over the counter contracts related to the foregoing, and will also invest in obligations of the United States government, cash, cash-equivalents, or other investments deemed appropriate by the General Partner.

      2.5 The term of the Partnership shall be from the date of its formation in perpetuity, unless earlier terminated in accordance with the terms of Article 13.

      2.6 The General Partner shall execute, file and publish all such certificates, notices, statements or other instruments required by law for the formation or operation of a limited partnership in all jurisdictions where the Partnership may elect to do business. A copy of this Agreement may be filed as the Certificate of Limited Partnership of the Partnership. The General Partner shall not be required to deliver or mail to Limited Partners a copy of the certificate of limited partnership of the Partnership or any certificate of amendment thereto.

      2.7 The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes, business, protection and benefit of the Partnership.

      2.8 The business and affairs of the Partnership shall be managed by the General Partner in accordance with Article 7 hereof and by seven directors, four of whom may also be executive officers of the General Partner. The General Partner shall establish and maintain an audit committee in compliance with, and granted the requisite authority and funding pursuant to, any applicable (1) federal securities laws and regulations, including the Sarbanes-Oxley Act of 2002, and (2) rules, policies and procedures of any national securities exchange on which the securities issued by the Partnership are listed and traded.

                                    Article 3

                       PARTNERS AND CAPITAL CONTRIBUTIONS

      3.1   General Partner.

            3.1.1 The name of the General Partner is Victoria Bay Asset Management, LLC, and maintains its principal business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, CA 94502.

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            3.1.2 In consideration of management and administrative services rendered by the General Partner, the Partnership shall pay the Management Fee to the General Partner (or such other person or entity designated by the General Partner) including the payment of expenses in the ordinary course of business. The Management Fee shall be payable monthly in advance, determined as of the beginning of Close of Business as of the last Business Day of the preceding month and due and payable on the first Business Day of such month. The initial Management Fee shall be set forth on Exhibit A attached hereto, as may be amended from time to time. The General Partner may, in its sole discretion, waive all or part of the Management Fee. The Partnership shall be responsible for extraordinary expenses (i.e. expenses not in the ordinary course of business, including the indemnification of any Person against liabilities and obligations to the extent permitted by law and required under this Agreement and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation.)

            3.1.3 In connection with the formation of the Partnership under the Act, the General Partner acquired a 2% interest in the profits and losses of the Partnership, was admitted as the General Partner of the Partnership and later made an initial capital contribution to the Partnership in the amount of $20.00, and the Organizational Limited Partner acquired a 98% interest in the profits and losses of the Partnership, was admitted as a Limited Partner of the Partnership and later made an initial capital contribution to the Partnership in the amount of $980.00. As of the date hereof, the interest of the Organizational Limited Partner shall be redeemed, the initial capital contribution of the Organizational Limited Partner shall be refunded, and the Organizational Limited Partner shall thereupon withdraw and cease to be a Limited Partner. Ninety-eight percent (98%) of any interest or other profit that may have resulted from the investment or other use of such initial capital contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner. As of the first date of the offering, the General Partner shall be issued an appropriate number of Units based on its initial capital contribution and on the initial offering price specified in Section 3.2. The General Partner may but shall not be required to make any Capital Contributions to the Partnership on or after the date hereof. If the General Partner does make any Capital Contributions to the Partnership on or after the date hereof, it shall be issued an appropriate number of Units based on the Net Asset Value per Unit as of the date of issuance.

            3.1.4 The General Partner may not, without written approval of the specific act by all of the Limited Partners or by other written instrument executed and delivered by all of the Limited Partners subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement or applicable law; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

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            3.1.5 Except as provided in certain articles, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of all of Partnership, taken as a whole, without the approval of at least a majority of the Limited Partners; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets and shall not apply to any forced sale of any or all of the Partnership's assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

            3.1.6 Unless approved by a majority of the Partners, the General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership, to the extent it would materially and adversely affect the Limited Partners, to be taxable as a corporation for federal income tax purposes.

            3.1.7 Notwithstanding any other provision of this Agreement, the General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the Partnership to:

                  (a)   make a general assignment for the benefit of creditors;

                  (b)   file a voluntary bankruptcy petition; or

                  (c) file a petition seeking for the Partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

      3.2 Issuance of Units. Units in the Partnership will only be issued in Creation Baskets.

      3.3 Initial Limited Partner. The name, business address and Capital Contribution of the Initial Limited Partner are [insert information]. The Initial Limited Partner shall purchase the initial Creation Basket at an initial offering price per Unit equal to the opening price of one near-month oil futures contract as traded and reported on the New York Mercantile Exchange on the first day of the offering.

      3.4 Except as provided in ___, no Partner shall have any right to demand or receive the return of his Capital Contribution to the Partnership. No Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner's capital account.

                                    Article 4

               CAPITAL ACCOUNTS OF PARTNERS AND OPERATION THEREOF

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      4.1 Capital Account. There shall be established for each Partner (or a
Beneficial Owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Internal Revenue Code or any other method acceptable to the General Partner in its sole discretion) on the books and records of the Partnership a capital account (a "Capital Account"), the balance of which shall initially be zero. It is intended that each Partner's Capital Account shall be maintained at all times in a manner consistent with Section 704 of the Code and applicable Treasury regulations thereunder, and that the provisions hereof relating to the Capital Accounts shall be interpreted in a manner consistent therewith. For each Accounting Period, the Capital Account of each Member shall be:

            (i) credited with the amount of any Capital Contributions made by such Partner during such Accounting Period;

            (ii) credited with any allocations of Profits made to such Partner for such Accounting Period;

            (iii) debited by any allocation of Losses made to such Partners for such Accounting Period; and

            (iv) debited by the amount of cash paid to such Partner as an amount withdrawn or distributed to such Partner during such Accounting Period, or, in the case of any payment of a withdrawal or distribution in kind, the fair value of the property paid or distributed during such Accounting Period.

      4.2 Allocation of Profit or Loss. Profit or Loss for an Accounting Period shall be allocated among the Partners in proportion to the number of Units each Partner holds as of the close of business on the last day of such Accounting Period. The General Partner may revise, alter or otherwise modify this method of allocation as it determines necessary to the extent permitted or required by
Section 706 of the Code and the regulations or ruling promulgated thereunder.

      4.3 Redemptions and Allocations to Redeeming Partners.

            4.3.1 A Partner may cause the Partnership to redeem Units only in a Redemption Basket or whole number multiples thereof as set forth in Article 16.

            4.3.2 In the event that the Partnership redeems Units of any Partner (a "Redeeming Partner") on any date other than a Valuation Date, the Partnership shall allocate Profit or Loss to such Partner for the Accounting Period during which such Redemption occurs by treating the date of redemption as the last day of the Accounting Period (an "Interim Valuation Date") solely with respect to the Units redeemed. A pro rata portion (based on the number of Units outstanding immediately prior to the redemption) of the Partnership's Profit or Loss for the Accounting Period through the Interim Valuation Date shall be allocated to the Redeeming Partner with respect to the Units redeemed. The Interim Valuation Date shall not be used for the purposes of

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allocating Profit or Loss to any Partner other than the Redeeming Partner or with respect to any Units other than Units redeemed. For the avoidance of doubt, it is intended that the Profit or Loss for an Accounting Period during which a redemption occurs will be adjusted to reflect the allocation of Profit or Loss to the Redeeming Partner under this Section 4.3.2.

      4.4   Allocation of Taxable Income and Losses.

            4.4.1 Except as provided in 4.4.3, for each fiscal year of the Partnership, items of income, deduction, gain, loss, or credit shall be allocated for income tax purposes among the Partners in such manner as to equitably reflect the amounts credited or debited to each Partner's Capital Account for the current and prior fiscal years (or relevant portions thereof). Allocations under this Section 4.4 shall be made by the General Partner in accordance with the principles of Sections 704(b) and 704(c) of the Code and in conformity with applicable Treasury Regulations promulgated thereunder (including, without limitation, Treasury Regulations Sections 1.704-1(b)2)(iv)(f)(4), 1.704-1(b)(4)(i) and 1.704-3(e).

            4.4.2 Notwithstanding anything else contained in this Article 4, if any Partner has a deficit Capital Account for any Accounting Period as a result of any adjustment of the type described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (6), then the Partnership's income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. Any special allocation of items of income or gain pursuant to this Section 4.4.2 shall be taken into account in computing subsequent allocations pursuant to this Article 4 so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any allocation pursuant to the first sentence of this Section 4.4.2.

      4.5 Allocations that would otherwise be made to a Limited Partner under the provisions of this Article 4 shall instead be made to the Beneficial Owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

      4.6 For the proper administration of the Partnership or for the preservation of uniformity of the Units, the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units.

                                    Article 5

                         RECORDS AND ACCOUNTING; REPORTS

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      5.1 Records and Accounting. The Partnership will keep proper books of record and account of the Partnership at its office located in 1320 Harbor Bay Parkway, Suite 145, Alameda, CA 94502 or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to the Partnership's satisfaction that such person is a Limited Partner upon reasonable advance notice at all reasonable times during the usual business hours of the Partnership.

      5.2 Annual Reports. Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the fiscal year, an annual report containing the following:

            (i) financial statements of the Partnership, including, without limitation, a balance sheet as of the end of the Partnership's fiscal year and statements of income, Partners' equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,

            (ii) a general description of the activities of the Partnership during the period covered by the report, and

            (iii) a report of any material transactions between the Partnership and the General Partner or any of its Affiliates, including fees or compensation paid by the Partnership and the services performed by the General Partner or any such Affiliate of or such fees or compensation.

      5.3 Quarterly Reports. Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the Partnership during the period covered by the report.

      5.4 Tax Information. The General Partner shall use its best efforts to prepare and to transmit a U.S. federal income tax form K-1 for each Partner, Assignee, or Beneficial Owner a report setting forth in sufficient detail such transactions effected by the Partnership during each Fiscal Year as shall enable each Partner, Assignee, or Beneficial Owner to prepare its U.S. federal income tax return, if any, within a reasonable period after the end of such Fiscal Year.

      5.5 Tax Returns. The General Partner shall cause income tax returns of the Partnership to be prepared and timely filed with the appropriate authorities.

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      5.6 Tax Matters Partner. The General Partner is hereby designated as the
Partnership's "Tax Matters Partner," as defined under Section 6231(a)(7) of the Code. The General Partner is specifically directed and authorized to take whatever steps the General Partner, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the U.S. Internal Revenue Service and taking such other action as may from time to time be required under U.S. Treasury regulations. Any Partner shall have the right to participate in any administrative proceedings relating to the determination of Partnership items at the Partnership level. Expenses of such administrative proceedings undertaken by the Tax Matters Partner shall be expenses of the Partnership. Each Partner who elects to participate in such proceedings shall be responsible for any expenses incurred by such Partner in connection with such participation. The cost of any resulting audits or adjustments of a Partner's tax return shall be borne solely by the affected Partner. In the event of any audit, investigation, settlement or review, for which the General Partner is carrying out the responsibilities of Tax Matters Partner, the General Partner shall keep the Partners reasonably apprised of the status and course of such audit, investigation, settlement or review and shall forward copies of all written communications from or to any regulatory, investigative or judicial authority with regard thereto.

                                   Article 6

                                 FISCAL AFFAIRS

      6.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

      6.2 Partnership Funds. Pending application or distribution, the funds of the Partnership shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest bearing investment, including, without limitation, checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, U.S. government securities and securities guaranteed by U.S. government agencies as shall be designed by the General Partner. Such funds shall not be commingled with funds of any other Person. Withdrawals therefrom shall be made upon such signatures as the General Partner may designate.

      6.3 Accounting Decisions. All decisions as to accounting principles, except as specifically provided to the contrary herein, shall be made by the General Partner.

      6.4 Tax Elections. The General Partner shall, from time to time, make such tax elections as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement.

      6.5 Title to the Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner shall be held by the General Partner for the exclusive use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, that prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner will use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets are held.

                                    Article 7

                    RIGHTS AND DUTIES OF THE GENERAL PARTNER

      7.1 Management Power. The General Partner shall have exclusive management and control of the business and affairs of the Partnership, and all decisions regarding the management and affairs of the Partnership shall be made by the General Partner. The General Partner shall have all the rights and powers of general partners as provided in the Act and as otherwise provided by law. Except as otherwise expressly provided in this Agreement, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to the right, power and authority from time to time to do the following:

            (a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations and the securing of same by mortgage, deed of trust or other lien or encumbrance;

            (b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

            (c) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership, or the merger or other combination of the partnership with or into another Person (the matters described in this clause (c) being subject, however, to any prior approval that may be required of the limited partners);

            (d) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement including, without limitation, the financing of the conduct of the operations of the

Partnership, the lending of funds to other Persons, and the repayment of obligations of the Partnership;

            (e) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

            (f) the distribution of Distributable Cash;

            (g) the selection and dismissal of employees (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer"), agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

            (h) the maintenance of insurance for the benefit of the Partners and the Partnership (including, without limitation, the assets and operations of the Partnership;

            (i) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships;

            (j) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

            (k) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

            (l) the entering into of listing agreements with the New York Stock Exchange and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange; and

            (m) the purchase, sale or other acquisition or disposition of Units.

      7.2 The General Partner will use its best efforts to cause the Partnership to be formed, reformed, qualified or registered under assumed or fictitious name statutes or similar laws in any state in which the Partnership owns property or transacts business if such information, reformation, qualification or registration is necessary in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business.

      7.3 Right of Public to Rely on Authority of a General Partner. No person shall be required to determine the General Partner's authority to make any undertaking on behalf of the Partnership.

      7.4   Obligation of the General Partner. The General Partner shall:

            (a) devote to the Partnership and apply to the accomplishment of Partnership purposes so much of its time and attention as is necessary or advisable to manage properly the affairs of the Partnership;

            (b) maintain a Partnership capital account for each Partner; and

            (c) cause the Partnership to enter into and carry out the obligations of the Partnership contained in the agreements with Affiliates of the General Partner as described in the Prospectus and cause the Partnership not to take any action in violation of such agreements.

      7.5 Good Faith. The General Partner owes no duties, fiduciary or otherwise, to the Limited Partnership or to the Limited Partners and will have no liability to the Limited Partnership for breach of contract, or for any other duty, other than for a breach of this Agreement itself that constitutes a bad faith violation of the implied covenant of good faith and fair dealing.

      7.6   Indemnification

            7.6.1 Notwithstanding any other provision of this Agreement, neither a General Partner nor any employee or other agent of the Partnership nor any officer, director, stockholder, partner, employee or agent of a General Partner (a "Protected Person") shall be liable to any Partner or the Partnership for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, employee, broker or other agent of the Partnership or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, employee, broker or agent of the Partner or officer, employee, partner or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person's actions was in the best interests of the Partnership and except that no Protected person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person's office. A General Partner and its officers, directors, employees or partners may consult with counsel and accountants (except for the Partnership's independent auditors) in respect of Partnership affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants (except for the Partnership's independent auditors), provided that they shall have been selected with reasonable care.

Notwithstanding any of the foregoing to the contrary, the provisions of this
Section 7.6.1 and of Section 7.6.2 hereof shall not be construed so as to relieve (or attempt to relieve) a General Partner (or any employee or other agent thereof or any partner, employee or agent of such General Partner) of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.6.1 and of Section 7.6.2 hereof to the fullest extent permitted by law.

            7.6.2 The Partnership shall, to the fullest extent permitted by law, but only out of Partnership assets, indemnify and hold harmless a General Partner and each officer, director, employee and agent thereof (including persons who serve at the Partnership's request as directors, officers or trustees of another organization in which the Partnership has an interest as a Unit holder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a "Covered Person" against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or officer thereof or by reason of its being or having been such a General Partner or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person's action was in the best interest of the Partnership, and except that no Covered Person shall be indemnified against any liability to the Partnership or Limited Partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by the Partnership in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to the Partnership if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

      As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Partnership, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Partnership and that such indemnification would not protect such persons against any liability to the Partnership or its Limited Partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Partnership or to have been liable to the Partnership or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

      The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Section 7.6.2, an "interested Covered Person" is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a "disinterested person" is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Section 7.6.2 shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Partnership to purchase and maintain liability insurance on behalf of any such person.

      Nothing in this Section 7.6.2 shall be construed to subject any Covered Person to any liability to which he is not already liable under this Agreement or Applicable law.

            7.6.3 Each Limited Partner agrees that it will not hold any Affiliate or any stockholder, director, officer, employee or agent of any Affiliate of the General Partner to any liability for any actions of such General Partner or any obligations arising under or in connection with this Agreement or the transactions contemplated herby.

      7.7   Resolution of Conflicts of Interest; Standard of Care.

            7.7.1 Unless otherwise expressly provided in this Agreement or any other agreement contemplated hereby, whenever a conflict of interest exists or arises between the General Partner on the one hand, and the Partnership or any Limited Partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all Partners and shall not constitute a breach of this Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership.

            7.7.2 Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner is permitted or required to make a decision (i) in its discretion or under a grant of similar authority or latitude, the General Partner shall be entitled to the extent permitted by applicable law, to consider only such interest and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the partnership or the Limited Partners, or (ii) in its good faith or under another express standard, the General Partner shall act under such express standard and except as required by applicable law, shall not be subject to any other different standards imposed buy this Agreement, any other agreement contemplated hereby or applicable law.

      7.8 Other Matters Concerning the General Partner.

            7.8.1 The General Partner (including the Audit Committee) may rely and shall be protected in acting or refraining from acting upon any certificate, document or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

            7.8.2 The General Partner (including the Audit Committee) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and any opinion or advice of any such person as to matters which the General Partner (including the Audit Committee) believes to be within such person's professional or expert competence shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the General Partner (including the Audit Committee) hereunder in good faith and in accordance with such opinion or advice.

            7.8.3 The General Partner (including the Audit Committee) may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner (including the Audit Committee) shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

      7.9 Other Business Ventures. Any Partner, or any shareholder, director, employee, Affiliate or other person holding a legal or beneficial interest in any entity which is a Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Partnership or otherwise; and, neither the Partnership nor the Partners shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom.

      7.10 Contracts with the General Partner or its Affiliates. The General Partner may, on behalf of the Partnership, enter into contracts with any Affiliate. The validity of any transaction, agreement or payment involving the partnership and any General Partner or any Affiliate of a General Partner otherwise permitted by the terms of this Agreements shall not be affected by reason of (i) the relationship between the Partnership and the Affiliate of the General Partner, or (ii) the approval of said transaction agreement or payment by officers or directors of the General Partner.

      7.11 Additional General Partners. Additional general partners may be admitted with the consent of the General Partner.

                                   Article 8

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

      8.1 No Participation in Management. No Limited Partner (other than a General Partner if it has acquired an Interest of a Limited Partner) shall take part in the management of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership.

      8.2 Limitation of Liability. Except as provided in the Act, the debts, obligations, and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner of the Partnership.

      8.3 Indemnification and Terms of Admission. Each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner and every Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to state facts made (or omitted to be made) by such Limited Partner in connection with any assignment, transfer, encumbrance or other disposition of all or any part of an Interest, or the admission of a Limited Partner to the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding.

      8.4 Effective Date. The effective date of admission of a Limited Partner shall be the date designated by the General Partner in writing to such assignee or transferee, which shall not be later than the first day of the fiscal quarter of the partnership next following the date upon which the General Partner has given its written consent to such substitution.

      8.5 Death or Incapacity of Limited Partner. The death or legal incapacity of a Limited Partner shall not cause a dissolution of the Partnership.

      8.6 Rights of Limited Partner Relating to the Partnership.

            (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

                  (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

                  (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

                  (iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

                  (iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

                  (v) to obtain true and full information regarding the amount of cash and description and statement of the Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

                  (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

            (b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or that the Partnership is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this
Section 8.6).

                                   Article 9

                               UNIT CERTIFICATES

      9.1 Unit Certificates. Unit Certificates shall be executed on behalf of the Partnership by any officer of either the General Partner or the Partnership.

      9.2 Registration, Registration of Transfer and Exchange.

            9.2.1 The General Partner shall cause to be kept on behalf of the Partnership a register (the "Unit Register") in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of
Section 9.2(b), the General Partner will provide for the registration and the transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering and transferring Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless same are effected in the manner described in this Section 9.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate,the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new

Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

            9.2.2 Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Units until the Certificates (if applicable) evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer, provided, that, as a condition to the issuance of any new Certificate under this Section 9.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

      9.3 Mutilated, Destroyed, Lost or Stolen Certificates.

            9.3.1 If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

            9.3.2 The General Partner on behalf of the Partnership shall execute, and upon its request, the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

                  (a) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

                  (b) requests the issuance of a new Certificate before the Partnership has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

                  (c) if requested by the General Partner, delivers to the Partnership a bond or such other form of security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

                  (d) satisfies any other reasonable requirements imposed by the General Partner. If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

            9.3.3 As a condition to the issuance of any Certificate under this
Section 9.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.

      9.4 Record Holder. The Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Persons on the other hand such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

      9.5 The General Partner is hereby authorized to cause the Partnership to issue such additional Units, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, "Partnership Securities"), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners. The General Partner shall have sole discretion, subject to the requirements of the Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

      9.6 The General Partner shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for ruling.

                                   Article 10

                              TRANSFER OF INTERESTS

      10.1 Transfer.

            10.1.1 The term "transfer," when used in this Article 10 with respect to an Interest, shall be deemed to refer to an appropriate transaction by which the General Partner assigns its Interest as General Partner to another Person or by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

            10.1.2 No Interest shall be transferred in whole or in part, except in accordance with the terms and conditions set forth in this Article 10. Any transfer or purported transfer of an Interest not made in accordance with this
Article 10 shall be null and void.

      10.2 Transfer of General Partner's Interest.

            10.2.1 Except as set forth in this Section 10.2.1, the General Partner may transfer all, but not less than all, of its Interest as the general partner to a single transferee if, but only if, (i) at least a majority of the voting Units (excluding for this purpose Units held by the General Partner and its Affiliates) approve of such transfer and of the admission of such transferee as general partner, (ii) the transferee agrees to assume the rights and duties of the General Partner and be bound by the provisions of this Agreement and the Operating Company Agreements, and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of the Partnership as a member of the Operating Companies or cause the Partnership or the Operating Companies to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. The foregoing notwithstanding, the General Partner is expressly permitted to pledge its interest as General Partner to secure the obligations of the Partnership under a Revolving Credit Facility, as the same may be amended, supplemented, replaced, refinanced or restated from time to time, or any successor or subsequent loan agreement.

            10.2.2 Neither Section 10.2.1 nor any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to)
(i) the transfer by the General Partner of all of its interest as a general partner to an Affiliate or (ii) the transfer by the General Partner of all its interest as a general partner upon its merger or consolidation with or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the interest so transferred are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement; provided, that in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or of the Partnership or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purpose. In the case of a transfer pursuant to this Section 10.2.2, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Interest, and the business of the Partnership shall continue without dissolution.

      10.3 Transfer of Units.

            10.3.1 Units may be transferred only in the manner described in
Section 9.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

            10.3.2 Until admitted as a Substituted Limited Partner pursuant to
Article 11, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

            10.3.3 Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

            10.3.4 A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the capacity and authority to enter into this Agreement, (iv) made the powers of attorney set forth in this Agreement and (v) given the consents and made the waivers contained in this Agreement.

      10.4 Restrictions on Transfers. Notwithstanding the other provisions of this Article 10, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) cause the Partnership to be taxable as a corporation or (c) affect the Partnership's existence or qualification as a limited partnership under the Act.

      10.5 Tax Certificates.

            10.5.1 All Limited Partners or Assignees (or, if the Limited Partner or Assignee is a nominee holding for the account of a Beneficial Owner, the Beneficial Owner) are required to provide the Partnership with a properly completed Tax Certificate.

            10.5.2 If a Limited Partner or Assignee (or, if the Limited Partner or Assignee is a nominee holding for the account of a Beneficial Owner, the Beneficial Owner) fails to provide the Partnership with a properly completed Tax Certificate, the General Partner may request at any time and from time to time, that such Limited Partner or Assignee (or Beneficial Owner) shall, within 15 days after request (whether oral or written) therefor by the General Partner, furnish to the Partnership, a properly completed Tax Certificate. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 15-day period such Tax Certificate, the Units owned by such

Limited Partner or Assignee (or in the case of a Limited Partner or Assignee that holds Units on behalf of a Beneficial Owner, the Units held on behalf of the Beneficial Owner) shall be subject to redemption in accordance with the provisions of Section 10.6.

      10.6 Redemption of Units for Failure to Provide Tax Certification.

            10.6.1 If at any time a Limited Partner or Assignee fails to furnish a properly completed Tax Certificate within the 15-day period specified in
Section 10.5.1, The Partnership may redeem the Units of such Limited Partner or Assignee as follows:

                  (a) The General Partner shall not later than the 10th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed (the "Notice Date"). The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certification evidencing the Redeemable Units.

                  (b) The aggregate redemption price for Redeemable Units shall be an amount equal to the market price as of the Close of Business on the Business Day immediately prior to the date fixed for redemption of Units to be so redeemed multiplied by the number of Units included among the Redeemable Units. The redemption price shall be paid in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the Prime Rate and payable in three equal annual installments of principal together with accrued interest commencing one year after the redemption date.

                  (c) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

                  (d) In the event the Partnership is required to pay withholding tax or otherwise withhold any amount on behalf of, or with respect to, a Limited Partner or Assignee (or Beneficial Owner) who has failed to provide a properly completed Tax Certificate, such amounts paid or withheld by the Partnership shall be deemed to have been paid to such Limited Partner or Assignee (or Beneficial Owner) as part of the redemption price for the Redeemable Units and the Partnership shall reduce the amount of the payment made to such Limited Partner or Assignee (or Beneficial owner) in redemption of such Redeemable Units by any amounts so withheld.

            10.6.2 After the Notice Date, Redeemable Units shall no longer constitute issued and Outstanding Units and no allocations or distributions shall be made with respect to such Redeemable Units. In addition, after the Notice Date, the Redeemable Units shall not be Transferable.

            10.6.3 The provisions of this Section 10.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Beneficial Owner.

                                   Article 11

                              ADMISSION OF PARTNERS

      11.1 Admission of Initial Limited Partners and Other Creation Basket Purchases. Upon the issuance by the Partnership of Units to Initial Limited Partners and any other purchases of a Creation Basket, the General Partner shall admit the Initial Limited Partner and such other purchasers of the Creation Basket to the Partnership as Limited Partners in respect of the Units purchased.

      11.2 Admission of Substituted Limited Partners. By transfer of a Unit in accordance with Article 10, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to negotiate such Certificate to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's sole discretion, and (ii) when any such admission is shown on the books and records of the Partnership. If such consent is withheld such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

      11.3 Admission of Successor General Partner. A successor General Partner approved pursuant to this Section 11.3 or the transferee of or successor to all of the General Partner's Interest pursuant to Section 10.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 12 or the transfer of the General Partner's Interest pursuant to Section 10.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 10.2 has occurred. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be requited to effect the admission.

      11.4 Admission of Additional Limited Partners.

            11.4.1 A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 15, (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

            11.4.2 Notwithstanding anything to the contrary in this Section 11.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

      11.5 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and if necessary, to prepare as soon as practical an amendment of this Agreement and if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Section 15.

                                   Article 12

                        WITHDRAWAL OR REMOVAL OF PARTNERS

      12.1 Withdrawal of the General Partner.

            12.1.1 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

                  (a) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

                  (b) the General Partner transfers all of its rights as general partner pursuant to Section 11.2;

                  (c) the General Partner is removed;

                  (d) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) - (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

                  (e) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

                  (f) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in this Section 12.1.1(d), (e) or (f) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 12.1 shall result in the withdrawal of the General Partner from the Partnership.

            12.1.2 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal will not constitute a breach of this Agreement under the following circumstances, (i) the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be a General Partner pursuant to Section 12.1.1(b) or is removed pursuant to Section 12.2; or (iv), at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Voting Units. If the General Partner gives a notice of withdrawal pursuant to Section 12.1.1(a), holders of at least a majority of such Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein, the Partnership shall be dissolved in accordance with Section 13. If a successor General Partner is elected, such successor shall be admitted (subject to Section 12.3) immediately prior to the effective time of the withdrawal or removal of the Departing Partner and shall continue the business of the Partnership and the Operating Companies without dissolution.

      12.2 Removal of the General Partner. The General Partner may be removed with or without cause if such removal is approved by at least 66 2/3% of the Outstanding Voting Units (excluding for this purpose Units held by the General Partner and its Affiliates). Any such action by such Limited Partners for removal of the General Partner also must provide for the election of a new General Partner by the holders of a majority of the Outstanding Units (excluding for this purpose Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of the successor General Partner pursuant to Article 11. The right of such Limited Partners to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel opining as to the matters covered by a Withdrawal Opinion of Counsel.

      12.3 Withdrawal of a Limited Partner. In addition to withdrawal of a Limited Partner due to its redemption of Unites constituting a Redemption Basket under Article 16, the General Partner may, at any time, in its sole discretion, require any Unit holder to withdraw entirely from the Partnership or to withdraw a portion of his Partner capital account, by giving not less than fifteen (15) days' advance written notice to the Unit holder thus designated. In addition, the General Partner without notice may require at any time, or retroactively, withdrawal of all or any portion of the capital account of any Limited Partner:
(i) that made a representation to the General Partner in connection with its purchase of Units; or (ii) whose ownership of Units would result in the violation of any law or regulations applicable to the Partnership or a Partner. The Unit holder thus designated shall withdraw from the Partnership or withdraw that portion of his Partner capital account specified in such notice, as the cas may be, as of the close of business on such date as determined by the General Partner. The Unit holder thus designated shall be deemed to have withdrawn from the Partnership or to have made a partial withdrawal from his Partner capital account, as the case may be, without further action on the part of said unit holder and the provisions of Section 16.1 shall apply.

                                   Article 13

                          TERMINATION AND DISTRIBUTION

      13.1 Termination. The Partnership shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events:

            13.1.1 The death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of Limited Partners within ninety (90) days after such event elects to continue the Partnership and appoints a Successor General Partner; or

            13.1.2 The affirmative vote of a majority in interest of the Limited Partners; provided however, that any such termination shall be subject to the conditions set forth in paragraph 13.2.

      13.2 Assumption of Agreements. No vote by the Limited Partners to terminate the Partnership pursuant to paragraph 13.1.2 shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption of the Partnership's obligations arising under any agreement to which the Partnership is a party and which is still in force immediately prior to such vote regarding termination, and there shall have been an irrevocable appointment of an agent who shall be empowered to give and receive notices, reports and payments under such agreements, and hold and exercise such other powers as are necessary to permit all other parties to such agreements to deal with such agent as if the agent were the sole owner of the Partnership's interest, which procedures are agreed to in writing by each to he other parties to such agreements.

      13.3 Distribution

            13.3.1 Upon termination of the Partnership, the affairs of the Partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the Partnership shall then be determined by the General Partner. Thereupon, the assets of the Partnership shall be distributed to the Partners in accordance pro rata in accordance with their Units. Each Partner shall receive his share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from Partner to Partner, all as the General Partner in its sole discretion may decide. If such distributions are insufficient to return to any Partner the full amount of his Capital Contributions, he shall have no recourse against any other Partner.

            13.3.2 The winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner or its successor, which is hereby authorized to do all acts authorized by law for these purposes. Without limited the generality of the foregoing, the General Partner, in carrying out such winding up and distribution, shall have full power and authority to sell all or any of the Partnership's assets or to distribute the same in kind to the Partners.

                                   Article 14

                                    MEETINGS

      14.1 Meeting of Limited Partners. Upon the written request of 20% or more in interest of the Limited Partners, the General Partner may, but is not required to, call a meeting of the Limited Partners. Notice of such meeting shall be given within 30 days after, and the meting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any Limited Partner may obtain a list of names, addresses, and Interests of the Limited Partners upon written request to the General Partner.

                                   Article 15

                                POWER OF ATTORNEY

      15.1 Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a liquidator shall have been selected, the liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their respective authorized officers and attorneys-in-fact with full power of substitution, as his true and lawful agent and attorney-in-fact with full power and authority in his name, place and stead to:

            (a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement, (C) all certificates, documents and other instruments

(including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner or the Capital Contribution of any Partner, (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other securities issued pursuant to Section 4.4 and (F) all certificates documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership;

            (b) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approval waivers, certificates and other instruments necessary or appropriate, in the sole discretion of the General Partner or the liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the liquidator, to effectuate the terms or intent of this Agreement, provided, that when required by Section ___ or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the liquidator may exercise the power of attorney made in this Article 15 only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series;

            (c) sign, execute and file with the Department of Interior (including any bureau, office or other unit thereof, whether in Washington, D.C., or in the field, or any officer or employee thereof), as well as with any other federal or state agencies, departments, bureaus, offices or authorities, any documents or instruments related to the Partnership or its business which the General Partner in its sole discretion determines should be filed, including, without limitation, all statements of interest and holdings on behalf of the Partnership or the Partners, and any other statements, notices or communications now or hereafter required or permitted to be filed under any law, rule or regulation of the United States or any state.

      15.2 The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partners or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the liquidator, within 15 days after receipt of the General Partner's or the liquidator's request therefor, such further designations, powers of attorney and other instruments as the General Partner or the liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

                                   Article 16

                               REDEMPTION OF UNITS

      16.1 Redemptions of Redemption Baskets. Limited Partners may require the Partnership to redeem Units in one or more Redemption Baskets for an amount equal to the sum of the Net Asset Value represented by such Units, as of the close of business on the last business day of any calendar month if the Partnership has received written notice of such desired redemption at least ten
(10) days prior to the last business day of the month-end as of which the redemption is to occur, or as may otherwise be provided for in the Prospectus. The General Partner will notify a redeeming Limited Partner in writing within ten (10) days after the proposed redemption date regarding whether the redemption has been, or will be, effected on the requested redemption date. Except as described below, the redemption amount will be paid by the fifteenth business day of the month following the redemption date. [The General Partner will redeem Units at the Net Asset Value per Unit on the requested redemption date unless the number of redemptions would be detrimental to the tax status of the Partnership, in which case, the General Partner shall select by lot that number of redemptions as will, in its judgment, not impair the Partnership's tax status.] The right to obtain redemption is also contingent upon the Partnership having property sufficient to discharge its liabilities on the redemption date and may be delayed if the General Partner determines that actions taken to meet redemption payments would be detrimental to the Partnership or non-redeeming Limited Partners. Redemption charges for redemption of Units shall be as set forth in the Prospectus; provided, however, that all redemption charges shall comply with any restrictions on redemption charges imposed by applicable law or any exchange.

      16.2 Redemption Requests. In order to effect a redemption, a Limited Partner must furnish the General Partner with a written request for redemption. The terms of the request for redemption must include: (i) the Units and the date for which redemption is requested; (ii) an acknowledgement of the basis upon which valuation of Units being redeemed will be made; and (iii) a representation by the Limited Partner that he is the lawful owner of the Units being redeemed and that the Units have not been encumbered in any fashion.

      16.3 Required Redemption. The General Partner may, at any time, in its sole discretion, require any Unit holder to withdraw entirely from the Partnership or to withdraw a portion of his Partner capital account, by giving not less than fifteen (15) days' advance written notice to the Unit holder thus designated. In addition, the General Partner without notice may require at any time, or retroactively, withdrawal of all or any portion of the capital account of any Limited Partner: (i) that the General Partner determines is a benefit plan investor (within the meaning of the Department of Labor

Regulation (s) 2510.3-101(f)(2)) in order for the assets of the Partnership not to be treated as plan assets under ERISA; (ii) that made a representation to the General Partner in connection with its purchase of Units; or (iii) whose ownership of Units would result in the violation of any law or regulations applicable to the Partnership or a Partner. The Unit holder thus designated shall withdraw from the Partnership or withdraw that portion of his Partner capital account specified in such notice, as the case may be, as of the close of business on such date as determined by the General Partner. The Unit holder thus designated shall be deemed to have withdrawn from the Partnership or to have made a partial withdrawal from his Partner capital account, as the case may be, without further action on the part of said unit holder and the provisions of
Section 16.1 shall apply.

                                   Article 17

                                 MISCELLANEOUS

      17.1 Notices. Any notice, offer, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been sufficiently given or made when delivered personally to the party (or an officer of the party) to whom the same is directed, or (except in the event of a mail strike) five days after being mailed by first-class mail, postage prepaid, if to the Partnership or to a General Partner, or if to a Limited Partner, to the address set forth on Exhibit B hereof. Any Partner may change his address for the purpose of this Article by giving notice of such change to the Partnership, such change to become effective on the tenth day after such notice is given.

      17.2 Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he may have to maintain any action for partition with respect to any Partnership property.

      17.3 Governing Law, Successors, Severability. This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware by and between residents of Delaware and shall, subject to the restrictions on transferability set forth herein, bind and inure to the benefit of the heirs, executors, personal representatives successors and assigns of the parties hereto. If any provision of this Agreement shall be held to be invalid, the remained of this Agreement shall not be affected thereby.

      17.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties; it supercedes any prior agreement or understanding among them, oral or written, all of which are hereby canceled. This Agreement may not be modified or amended other than pursuant to Article 15.

      17.5 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

      17.6 No Waiver. The failure of any Partner to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

      17.7 Legends. If certificates for any Interest or Interests are issued evidencing a Limited Partner's interest in the Partnerships, each such certificate shall bear such legends as may be required by applicable Federal and state laws, or as may be deemed necessary or appropriate by the General Partner to reflect restrictions upon transfer contemplated herein.

      17.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.

                                              GENERAL PARTNER
                                              Victoria Bay Asset Management, LLC

                                              By: ______________________________
                                                     Name:
                                                     Title:

                                              ORGANIZATIONAL LIMITED PARTNER
                                              Wainwright Holdings, Inc.

                                              By: ______________________________

                                                     Name:
                                                     Title:

                                              INITIAL LIMITED PARTNER

                                              [_______________]

                                              By: ______________________________

                                                     Name:
                                                     Title:

                                    EXHIBIT A

            ASSETS               MANAGEMENT FEE
------------------------------   --------------
First $1,000,000,000              0.50% of NAV
After the first $1,000,000,000    0.20% of NAV